Exhibit 99.1

Google Closes Acquisition of YouTube

MOUNTAIN VIEW, Calif., November 13, 2006 – Google Inc. (NASDAQ: GOOG) announced today that it has closed its acquisition of YouTube, the consumer media company for people to watch and share original videos. In connection with the acquisition Google issued an aggregate of 3,217,560 shares, and restricted stock units, options and a warrant exercisable for or convertible into an aggregate of 442,210 shares, of Google’s Class A common stock. The number of shares of Class A common stock issued and issuable by Google was calculated by dividing $1.65 billion less certain amounts (approximately $15 million) funded to YouTube by Google between signing and closing by the average closing price for the 30 trading days ending on November 9, 2006. 12.5% of the equity issued and issuable in the transaction will be subject to escrow for one year to secure certain indemnification obligations.

“We are excited to have closed the acquisition in order to begin collaborating to offer the best in quality and depth of content, user experience and new business opportunities for our partners,” said Eric Schmidt, Chief Executive Officer of Google. “YouTube and Google will together provide innovative and exciting services for our users that will add a new dimension to on-line media entertainment. We look forward to working with content creators and owners large and small to harness the power of the internet to promote, distribute and monetize their content.”

“Google’s expertise, technology leadership, and resources will provide us with the flexibility to innovate and build the best, most entertaining service on the Internet. In the coming months, we will roll out many new exciting features and programs to benefit the creativity and participation of our community,” said Chad Hurley, CEO and Co-Founder of YouTube. “The community will remain the most important part of YouTube and we are staying on the same course we set out on nearly one year ago. We will continue to gather and listen to its feedback and are looking forward to the many opportunities that lie ahead.”

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About YouTube

Founded in February 2005, YouTube is a consumer media company for people to watch and share original videos worldwide through a Web experience. YouTube allows people to easily upload and share video clips on www.YouTube.com and across the Internet through websites, blogs, and e-mail. YouTube currently delivers more than 100 million video views every day with 65,000 new videos uploaded daily and it has quickly become the leading destination on the Internet for video entertainment.

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Google is a registered trademark of Google Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Contacts:

Media

Gabriel Stricker

650.253.1039

gstricker@google.com

Julie Supan

650.827.6268

press@youtube.com

Investors

Maria Shim

650.253.7663

marias@google.com